Exhibit 10.2

Xerium Technologies, Inc.

Description of Compensation for Non-Management Directors

Effective March 2009

Cash Compensation

Non-management directors receive an annual cash retainer of $30,000. The chairman of the Audit Committee also receives additional cash compensation at an annual rate of $10,000 per year, and the chairman of the Compensation Committee and the chairman of the Nominating and Governance Committee each receive additional cash compensation at an annual rate of $5,000 per year. These amounts are payable quarterly in arrears promptly following the end of the quarter. Directors are also reimbursed for out-of-pocket expenses for attending board and committee meetings.

Equity Compensation

Non-management directors also receive equity-based compensation in the form of a grant of restricted stock units following the annual meeting to stockholders in recognition of their services for the ensuing year. The number of restricted stock units granted to each non-management director is calculated by dividing $40,000 by the average closing price per share of the Company’s common stock over the 20 trading days prior the annual meeting of stockholders. The restricted stock units shall be granted promptly after the 20-trading day period runs.

Dividends, if any, in respect of these restricted stock units are paid at the same rate as dividends on the Company’s common stock but are paid only in the form of additional restricted stock units. The restricted stock units are fully vested at grant. Upon the termination of the director’s service on the Company’s board, such director is entitled to receive the number of shares of common stock that equals the number of restricted stock units the director has earned.